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                                                                       Exhibit 4
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                          MOTOR CARGO INDUSTRIES, INC.

                          EMPLOYEE STOCK PURCHASE PLAN














                                November 21, 2002




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                          MOTOR CARGO INDUSTRIES, INC.
                          EMPLOYEE STOCK PURCHASE PLAN


                                   I. Purpose

         The purpose of the Motor Cargo Industries, Inc. Employee Stock Purchase Plan (the "Plan") is to promote employee ownership in Union Pacific Corporation ("Union Pacific"), the indirect parent company of Motor Cargo Industries, Inc. (the "Company") by giving eligible employees of the Company an opportunity to buy Union Pacific common stock, par value $2.50 per share (the "Stock"), through payroll deductions. It is believed that participation in the ownership of Union Pacific will be to the mutual benefit of the eligible employees and the Company.

                               II. Administration

         The Plan is administered by the Company's Board of Directors (the "Board"), whose members are elected by the Company's shareholder(s) and, indirectly, by Union Pacific. The Board has the authority to make rules and regulations for carrying out the Plan as it may deem advisable.

         The number of shares which may be issued under the Plan from time to time is limited to 300,000 shares. The Board will determine the aggregate amount of Stock available for employees' subscriptions in any single year. The Board may choose, in its discretion, whether or not to make shares of Stock available for subscription under the Plan in any year.

         Interpretation and construction of any provision of the Plan by the Board are final and conclusive. The Board reserves the right to amend the Plan or terminate the Plan. The Board does not receive any compensation from the Plan. All requests concerning the Plan should be directed to the Plan Administrator, Lynn H. Wheeler, Vice President and Chief Financial Officer, Motor Cargo Industries, Inc., P.O. Box 2351, Salt Lake City, Utah 84110, telephone number (801) 936-1111.



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                                III. Eligibility

         All employees of the Company and any Subsidiary of the Company on the Subscription Date shall be eligible to participate in the Plan.

                                 IV. Definitions

A.       Subscription Date

         The Subscription Date shall be the last date available each year to subscribe to the Plan, as determined by the Board.

B.       Exercise Date

         The Exercise Date shall be the last date on which an employee may cancel his subscription and withdraw from the Plan, as determined by the Board, provided that the Exercise Date shall not be more than twelve (12) months after the date on which the Board authorizes the related sale of Stock pursuant to the Plan.

C.       Issue Date

         The Issue Date shall be the date each year on which the shares sold under the Plan are distributed to the subscribers, as determined by the Board.

D.       Stock

         The Stock is traded on the New York Stock Exchange.

E.       Subscription Price

         The Subscription Price of the Stock shall be ninety-five percent (95%) of the closing price of the Stock on the date which is seven (7) business days prior to the date of the Prospectus, rounded to the nearest dollar (the "Preliminary Subscription Price"), but not less than eighty-five percent (85%) of the Fair Market Value of the Stock on the Subscription Date.



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F.       Exercise Price

         The Exercise Price of the Stock shall be ninety-five percent (95%) of the closing price of the Stock on the Exercise Date, rounded to the nearest dollar, but not less than eighty-five percent (85%) of the Fair Market Value of the Stock on such date.

G.       Option Price

         The Option Price of the Stock shall be the lesser of the Subscription Price or the Exercise Price.

H.       Subsidiary

         The term Subsidiary shall mean any corporation in which the Company owns at least 50% of the voting power of all classes of stock combined.

I.       Fair Market Value

         The Fair Market Value of the Stock on any particular date shall mean the average of the high and low trading prices of the Stock on such date, as reported in The Wall Street Journal listing of consolidated trading for New York Stock Exchange Issues for such date.

                                V. General Terms

         Each employee may subscribe annually for up to 200 shares but not less than 5 shares of stock. All subscriptions must be in multiples of 5 shares. If the Subscription Price is determined to be eighty-five percent (85%) of the Fair Market Value of the Stock on the Subscription Date and this price exceeds the Preliminary Subscription Price by such dollar amount as determined by the Board, each employee shall have the right to reduce, in multiples of 5 shares, the number of shares to which he previously subscribed. The right to purchase such Stock is nontransferable.

         The total number of shares available for the Plan will be determined annually by the Board. In the event of oversubscription, the Board will prorate the shares being sold on the basis of the number of shares which continue to be subscribed to as of the close of the Exercise Date, provided that each subscriber receives at least five shares.



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         No employee may subscribe to any Stock if he, and anyone whose Stock is attributed to him, would, when considered together, thereby owns 5% or more of the outstanding Stock. No employee may purchase under the Plan or any other employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"), maintained by any parent or subsidiary corporation of the Company, as such terms are defined in Section 424 of the Code, more than $25,000 of Stock in any year.

         All shares purchased under the Plan will be sold on the Issue Date after payment in full of the Option Price. An employee may pay cash with his subscription for the whole or any portion of the cost of his subscription based on the Subscription Price or he may use the Payroll Deduction Plan for the whole cost or any deferred portion thereof. Should the Exercise Price be lower than the Subscription Price, then the Company will refund all excess funds paid by the employee.

         At any time on or before the Exercise Date, any employee may cancel his subscription and receive from the Company the funds that he deposited. Except for a reduction as described above, no partial withdrawal of a subscription will be permitted.

         If any subscriber ceases to be an employee of the Company before the Exercise Date, except by death or retirement, his subscription will be automatically cancelled. All funds deposited will be returned. Such cancellation shall not be affected by any subsequent re-employment. An employee shall not assign or hypothecate his interest in the Plan.

         Upon the death of any subscribing employee, his executor or administrator may elect to pay the entire unpaid balance of the subscription in cash before the Exercise Date, in order to continue the employee's subscription for Stock. If any subscriber retires (normal, early, disability or delayed), and elects to retain his subscription, he may do so by paying the remaining balance in cash before the Exercise Date.



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                           VI. How Employee Subscribes

         Any employee may subscribe for Stock by returning to the Company, on or before the Subscription Date, an executed Subscription Agreement supplied by the Company.

                           VII. Payroll Deduction Plan

         The Payroll Deduction Plan provides for deductions from the employee's pay at the rate of one-twentieth (1/20) of the whole or deferred portion of the Subscription Price of the Stock subscribed to for twenty (20) successive bi-weekly pay periods weeks. Status reports will be furnished to the employee upon written request.

                                 VIII. Interest

         Each month the Company will credit the employee's account with interest at a rate set annually by the Board. Interest shall be computed on all funds held under the Plan. All earned interest will be paid directly to the employee upon distribution of the Stock or cancellation of the entire subscription.

                       IX. Stock Dividends or Stock Splits

         In the event of a Stock dividend or Stock split with a record date prior to the Issue Date, an appropriate adjustment will be made in the number of shares to be delivered under the Plan.

                                    X. Costs

         Participants in the Plan shall not pay any brokerage commissions, service charges or other fees for purchases made under the Plan. All costs of administration of the Plan shall be paid by the Company.




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